                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 7, 2024
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 4th QUARTER AND FULL YEAR 2023.

Columbus, Ohio – February 7, 2024 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the fourth quarter and the full year ended December 31, 2023.

Fourth Quarter and Full Year 2023 Highlights

•	Net Income was $4.2 million ($0.65 per diluted common share) for the fourth quarter and $16.9 million ($2.63 per diluted common share) for the year ended December 31, 2023.
•	Pre-provision, pre-tax net revenue ("PPNR") for the fourth quarter of 2023 was $6.0 million. PPNR for the year ended December 31, 2023 was $23.3 million.
•	For the fourth quarter of 2023, Return on Average Equity (ROE) was 11.02% and PPNR ROE was 15.72%, while Return on Average Assets (ROA) was 0.84% and PPNR ROA was 1.19%.
•	Assets topped $2 billion at December 31, 2023.
•	Noninterest-bearing deposits increased $21.6 million, or 10.1%, during the fourth quarter of 2023.
•	Book value per share increased to $23.74 as of December 31, 2023.
•	Credit quality remains strong with loans more than 30 days past due at 0.11% of total loans and nonperforming loans to total loans of 0.33% as of December 31, 2023.

Recent Developments

•	On January 3, 2024, the Company’s Board of Directors declared a Cash Dividend of $0.06 per share paid on January 29, 2024 to shareholders of record as of the close of business on January 16, 2024.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Net earnings were $4.2 million for the fourth quarter, which were impacted by provisions for credit losses of $875,000.

During the quarter, our charge offs were $633,000, which were related to two commercial loans in the transportation (trucking) sector.  Our exposure to this sector is less than 1% of total loans and leases.

Our Total Assets topped $2 billion at December 31, 2023, and were primarily comprised of net loans and leases totaling $1.7 billion, as we continue to have only a nominal investment portfolio.

Loans grew by $34 million during the fourth quarter.

Our fourth quarter Efficiency Ratio was 52.75%, demonstrating our success in managing overhead and tight expense controls.

Deposits during the fourth quarter increased $59 million, with Non-interest bearing deposits increasing $22 million.

CFBank moved into the top ten Central Ohio Banks ranked by deposits, topping the $1 billion deposit level in Central Ohio.

We are highly encouraged by the strength of our increasing Business opportunities early in this new year. These opportunities include loans and deposits as well as Fee income business lines:  Salable mortgage lending, Treasury management fees & Credit Card fee revenue, all are gaining increasing business traction.

Additionally, we are attracting top banking talent and quality business from Regional banks and other competitors as we continue building and strengthening our business presence & teams in the four Major Metro Markets we serve (Columbus, Cleveland, Cincinnati and Indianapolis).

As we move into 2024, we expect Net Interest Margin (NIM) to remain challenging, however, we are seeing signs of improving stability. Remaining nimble and maintaining efficient operations, positions us to effectively manage through changes in interest rates moving forward, while taking advantage of profitable market growth opportunities.

We are gaining business momentum and raising the bar through consistently executing well the fundamentals of our business and growth plan.

We believe “Our bests are yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added: “Through January 2024, when measured over a 1-year, 5-year and 10-year period, the performance of our stock has significantly outperformed both the KBW Regional Banking ETF and the S&P Regional Banking ETF.  Also, since our recap in late 2012, the CFBK stock price has appreciated 164%.  Our insider ownership above 40% truly aligns our interests with Shareholders.”

Overview of Results

Net income for the three months ended December 31,  2023 totaled $4.2 million (or $0.65 per diluted common share) compared to net income of $4.0 million (or $0.62 per diluted common share) for the three months ended September 30, 2023 and net income of $4.7 million (or $0.72 per diluted common share) for the three months ended December 31, 2022.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended December  31, 2023 was $6.0 million compared to PPNR of $6.2 million for the three months ended September 30, 2023 and PPNR of $6.5 million for the three months ended December 31, 2022.

Net income for the year ended December 31, 2023 totaled $16.9 million (or $2.63 per diluted common share) compared to net income of $18.2 million (or $2.78 per diluted common share) for the year ended December 31, 2022.  PPNR was $23.3 million for the year ended December 31, 2023 compared to $23.4 million for the year ended December 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.8 million for the quarter ended December  31, 2023 and increased $87,000, or 0.7%, compared to $11.7 million in the prior quarter, and decreased $1.4 million, or 10.6%, compared to $13.2 million in the fourth quarter of 2022.

The increase in net interest income compared to the prior quarter was primarily due to a  $1.5 million, or 5.5%, increase in interest income, partially offset by a $1.4 million, or 8.8%, increase in interest expense.  The increase in interest income was primarily attributed to a $65.3 million, or 3.5%, increase in average interest-earning assets, coupled with a 12bps increase in the average yield on interest-earning assets.    The increase in interest expense when compared to the prior quarter was attributed to a 25bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $44.8 million, or 2.9%, increase in average interest-bearing liabilities. The net interest margin of 2.44% for the quarter ended December 31, 2023 decreased 6bps compared to the net interest margin of 2.50% for the prior quarter.

The decrease in net interest income compared to the fourth quarter of 2022 was primarily due to a $9.2 million, or 105.3%, increase in interest expense, partially offset by a $7.8 million, or 35.7%, increase in interest income.  The increase in interest expense was attributed to a 195bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $222.0 million, or 16.1%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a  104bps increase in the average yield on interest-earning assets, coupled with a  $218.7 million, or 12.8%, increase in average interest-earning assets outstanding. The net interest margin of 2.44% for the quarter ended December 31 2023 decreased 64bps compared to the net interest margin of 3.08% for the fourth quarter of 2022.

Noninterest Income

Noninterest income for the quarter ended December  31, 2023 totaled $1.0 million and decreased $268,000, or 20.6%, compared to $1.3 million for the prior quarter.  The decrease was primarily due to a $345,000 decrease in swap fee income, partially offset by a $91,000 increase in service charges on deposit accounts.

Noninterest income for the quarter ended December 31, 2023 increased $382,000, or 58.7%, compared to $651,000 for the quarter ended December 31, 2022.  The increase was primarily due to a $175,000 increase in service charges on deposit accounts, a $56,000 increase in the net gain on sales of residential loans and a  $173,000 decrease in the loss on the redemption of life insurance.

The following table represents the notional amount of loans sold during the three months ended December 31, 2023,  September 30, 2023, and December 31, 2022 (in thousands).

	Three Months ended
	December 31, 2023	September 30, 2023	December 31, 2022
Notional amount of loans sold	$1,990	$3,646	$2,717

Noninterest Expense

Noninterest expense for the quarter ended December  31, 2023 totaled $6.7 million and decreased $15,000, or 0.2%, compared to $6.8 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $91,000 decrease in salaries and employee benefits,  partially offset by a $72,000 increase in data processing expense.  The decrease in salaries and benefits was primarily due to a decrease in incentive compensation expense.   The increase in data processing expense was  primarily due to one-time implementation expenses for certain product enhancements.

Noninterest expense for the quarter ended December 31, 2023 decreased $528,000, or 7.3%, compared to $7.3 million for the quarter ended December 31, 2022.  The decrease in noninterest expense was primarily due to a $485,000 decrease in salaries and employee benefits and a $115,000 decrease in advertising and marketing expense, partially offset by a $185,000 increase in FDIC premiums.    The decrease in salaries and employee benefits was primarily due to a decrease in the number of employees coupled with lower payroll taxes.  The decrease in advertising and marketing expense was due to a reduction in advertising campaigns.  The increase in FDIC premiums was related to increased assets and deposit levels and assessment rates.

Income Tax Expense

Income tax expense was $932,000 for the quarter ended December 31, 2023 (effective tax rate of 18.0%), compared to $984,000 for the prior quarter (effective tax rate of 19.6%) and $1.2 million for the quarter ended December 31, 2022 (effective tax rate of 20.8%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at December 31, 2023 and increased $34.4 million, or 2.1%, from the prior quarter and increased $121.9 million, or 7.8%, from December 31, 2022. The increase in net loans and leases from September 30, 2023 was primarily due to a $40.5 million increase in commercial real estate loan balances, an $11.9 million increase in commercial loan balances, and a $6.0 million increase in multi-family loan balances, partially offset by a $26.6 million decrease in construction loan balances.  The increases in the aforementioned loan balances were primarily related to increased sales activity and new relationships.  The decrease in construction loan balances was primarily related to $35.7 million of loans that paid off and $18.9 million of loans that converted to permanent loans upon the completion of construction, partially offset by $28.0 million of new construction loan advances.

The increase in net loans and leases from December 31, 2022 was primarily due to  a $57.9 million increase in commercial real estate loan balances, a $26.6 million increase in multi-family loan balances, a $13.2 million increase in single-family residential loan balances, a $12.5 million increase in commercial loan balances, a $6.6 million increase in construction loan balances, and a $5.2 million increase in home equity lines of credit.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	December 31, 2023	September 30, 2023
Construction – 1-4 family*	$20,663	$15,788
Construction – Multi-family*	109,379	132,538
Construction – Non-residential*	57,459	60,647
Hotel/Motel	12,284	12,360
Industrial / Warehouse	52,923	27,966
Land/Land Development	20,749	21,281
Medical/Healthcare/Senior Housing	373	395
Multi-family	164,641	154,764
Office	41,072	42,432
Retail	37,239	25,049
Other	62,226	62,275

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $5.7 million, or 0.33%, of total loans at December 31, 2023,  an increase of $1.1 million from $4.6 million at September 30, 2023 and an increase of $5.0 million from $761,000 at December 31, 2022.  The increase in nonaccrual loans when compared to the prior quarter end was primarily due to three commercial loans, totaling $1.7 million, becoming nonaccrual during the fourth quarter 2023.  Of the $1.7 million that became nonaccrual during the quarter, $1.0 million is covered by an SBA guarantee.

The increase in nonaccrual loans when compared to December 31, 2022 was primarily driven by five commercial loans, totaling $4.9 million, becoming nonaccrual during the year ended December 31, 2023.  Loans past due more than 30 days totaled $2.0 million at December 31, 2023 compared to $2.4 million at September 30, 2023 and $2.1 million at December 31, 2022.

The allowance for credit losses on loans and leases totaled $16.9 million at December 31, 2023 compared to $17.0 million at September 30, 2023 and $16.1 million at December 31, 2022.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 0.99% at December 31, 2023 compared to 1.02% at September 30, 2023 and 1.01% at December

31, 2022.  The decrease in the allowance for credit losses during the quarter ended December 31, 2023 was primarily driven by a decrease in reserves placed on individually-evaluated commercial loans.  This was the result of two individually-evaluated loans being charged down to the fair market value of their collateral.

On January 1, 2023, the Company adopted the current expected credit loss (CECL) model, which resulted in an increase to the reserve for credit losses of $49,000.  There was $875,000 in provision for credit loss expense for the quarter ended December 31, 2023, a $1.2 million provision for credit loss expense for the quarter ended September 30, 2023 and a $637,000 provision for credit loss expense for the quarter ended December 31, 2022.  Net charge-offs for the quarter ended December 31, 2023 totaled $623,000 compared to net charge-offs of $126,000 for the prior quarter and net charge offs of $262,000 for the quarter ended December 31, 2022.

Deposits

Deposits totaled $1.7 billion at December 31, 2023, an increase of $59.1 million, or 3.5%, when compared to $1.7 billion at September 30, 2023, and an increase of $216.1 million, or 14.1%, when compared to $1.5 billion at December 31 2022.    The increase when compared to the prior quarter end is primarily due to a  $41.2 million increase in checking account balances, a $16.2 million increase in certificate of deposit account balances, and a $2.9 million increase in money market account balances, partially offset by a  $1.2 million decrease in savings account balances.

The increase in deposits when compared to December 31, 2022 is primarily due to a $105.3 million increase in certificate of deposit account balances, a $102.5 million increase in money market account balances, and an $11.4 million increase in checking account balances, partially offset by a $3.1 million decrease in savings account balances.

Noninterest-bearing deposit accounts totaled $235.9 million at December 31, 2023 and increased $21.6 million from $214.3 million at September 30, 2023 and decreased $27.3 million from $263.2 million at December 31, 2022.  At December 31, 2023, approximately 29.2% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 28.0% at September 30, 2023 and 31.6% at December 31, 2022.

Borrowings

FHLB advances and other debt totaled $110.0 million at December 31, 2023 and at September 30, 2023 and increased  $534,000 when compared to $109.5 million at December 31, 2022. The increase when compared to December 31, 2022 was due to a $4.0 million increase on the Company’s line of credit with a third party financial institution, partially offset by a $3.5 million decrease in FHLB advances.

Capital

Stockholders’ equity totaled $155.4 million at December 31, 2023, an increase of $4.1  million, or 2.7%, from $151.3 million at September 30, 2023.  Stockholders’ equity increased $16.1 million, or 11.6%, from $139.2 million at December 31, 2022.  The increase in total stockholders’ equity during the three months ended December 31, 2023 was primarily attributed to net income, partially offset by $386,000 in dividend payments.  The increase in total stockholders’ equity during the year ended December 31, 2023 was primarily attributed to net income, partially offset by $1.5 million in dividend payments and a $253,000 increase in other comprehensive loss. The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Non-GAAP financial measures included in this earnings release include Tangible book value per common share, Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA) and PPNR Return on Average Equity (PPNR ROE).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was named one of Piper Sandler’s “Bank & Thrift Sm-All Stars” for 2023.  This recognition places us among the top 10% of small-cap banks and thrifts in the United States.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2022.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2022, as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2023	2022	% change	2023	2022	% change
Total interest income	$29,712	$21,901	36%	$108,279	67,764	60%
Total interest expense	17,958	8,746	105%	60,639	18,974	220%
Net interest income	11,754	13,155	-11%	47,640	48,790	-2%

Provision for credit losses	875	637	37%	2,317	787	194%
Net interest income after provision for credit losses	10,879	12,518	-13%	45,323	48,003	-6%

Noninterest income
Service charges on deposit accounts	487	312	56%	1,566	1,135	38%
Net gain (loss) on sales of residential mortgage loans	34	(22)	n/m	119	656	-82%
Net gains on sale of commercial loans	54	76	-29%	66	353	-81%
Swap fee income	99	148	-33%	715	190	276%
Gain (loss) on redemption of life insurance	-	(173)	n/m	-	(173)	n/m
Other	359	310	16%	1,565	1,049	49%
Noninterest income	1,033	651	59%	4,031	3,210	26%

Noninterest expense
Salaries and employee benefits	3,329	3,814	-13%	14,513	15,125	-4%
Occupancy and equipment	430	298	44%	1,694	1,253	35%
Data processing	604	632	-4%	2,172	2,807	-23%
Franchise and other taxes	328	312	5%	1,263	1,151	10%
Professional fees	597	610	-2%	2,470	2,758	-10%
Director fees	162	167	-3%	658	632	4%
Postage, printing, and supplies	26	57	-54%	149	183	-19%
Advertising and marketing	29	144	-80%	336	431	-22%
Telephone	60	69	-13%	257	249	3%
Loan expenses	109	192	-43%	619	694	-11%
Depreciation	141	121	17%	567	496	14%
FDIC premiums	625	440	42%	2,215	1,130	96%
Regulatory assessment	61	71	-14%	242	272	-11%
Other insurance	55	42	31%	209	177	18%
Impairment of property and equipment	-	-	n/m	-	570	n/m
Other	189	304	-38%	1,005	693	45%
Noninterest expense	6,745	7,273	-7%	28,369	28,621	-1%

Income before income taxes	5,167	5,896	-12%	20,985	22,592	-7%
Income tax expense	932	1,225	-24%	4,048	4,428	-9%
Net income	$4,235	$4,671	-9%	$16,937	$18,164	-7%

Share Data
Basic earnings per common share	$0.66	$0.73		$2.64	$2.84
Diluted earnings per common share	$0.65	$0.72		$2.63	$2.78

Average common shares outstanding - basic	6,433,568	6,363,552		6,421,088	6,397,053
Average common shares outstanding - diluted	6,469,862	6,491,820		6,447,447	6,535,160

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2023	2023	2023	2023	2022
Assets
Cash and cash equivalents	$261,595	$229,763	$231,600	$214,248	$151,787
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,092	8,480	8,966	9,661	10,442
Equity securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	1,849	1,355	1,355	591	580
Loans and leases	1,710,998	1,676,806	1,647,103	1,631,998	1,588,317
Less allowance for credit losses on loans and leases	(16,865)	(17,032)	(15,960)	(15,915)	(16,062)
Loans and leases, net	1,694,133	1,659,774	1,631,143	1,616,083	1,572,255
FHLB and FRB stock	8,482	8,499	8,736	9,203	7,942
Premises and equipment, net	3,812	3,940	4,085	4,118	3,778
Other assets held for sale	-	-	-	1,930	1,930
Operating lease right of use assets	5,221	5,138	5,313	5,500	1,357
Bank owned life insurance	26,266	26,103	25,946	25,791	25,641
Accrued interest receivable and other assets	44,065	44,300	40,605	38,085	39,362
Total assets	$2,058,615	$1,992,452	$1,962,849	$1,930,310	$1,820,174

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$235,916	$214,334	$216,966	$224,096	$263,241
Interest bearing	1,508,141	1,470,659	1,443,117	1,379,745	1,264,681
Total deposits	1,744,057	1,684,993	1,660,083	1,603,841	1,527,922
FHLB advances and other debt	109,995	109,987	109,978	136,970	109,461
Advances by borrowers for taxes and insurance	2,179	1,737	2,034	2,132	3,513
Operating lease liabilities	5,302	5,216	5,388	5,572	1,438
Accrued interest payable and other liabilities	26,747	24,298	23,084	23,530	23,670
Subordinated debentures	14,961	14,951	14,941	14,932	14,922
Total liabilities	1,903,241	1,841,182	1,815,508	1,786,977	1,680,926

Stockholders' equity	155,374	151,270	147,341	143,333	139,248
Total liabilities and stockholders' equity	$2,058,615	$1,992,452	$1,962,849	$1,930,310	$1,820,174

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,412	$129	3.14%	$13,802	$101	2.40%	$16,178	$217	4.75%
Loans and leases and loans held for sale (3)	1,682,498	26,240	6.24%	1,642,029	25,121	6.12%	1,522,529	19,971	5.25%
Other earning assets	222,764	3,176	5.70%	197,434	2,778	5.63%	161,904	1,603	3.96%
FHLB and FRB stock	8,496	167	7.86%	8,568	166	7.75%	7,810	110	5.63%
Total interest-earning assets	1,927,170	29,712	6.16%	1,861,833	28,166	6.04%	1,708,421	21,901	5.12%
Noninterest-earning assets	96,301			95,186			86,974
Total assets	$2,023,471			$1,957,019			$1,795,395

Interest-bearing liabilities:
Deposits	$1,475,357	16,863	4.57%	$1,430,568	15,421	4.31%	$1,260,255	7,775	2.47%
FHLB advances and other borrowings	124,948	1,095	3.51%	124,930	1,078	3.45%	118,083	971	3.29%
Total interest-bearing liabilities	1,600,305	17,958	4.49%	1,555,498	16,499	4.24%	1,378,338	8,746	2.54%

Noninterest-bearing liabilities	269,442			251,509			279,212
Total liabilities	1,869,747			1,807,007			1,657,550

Equity	153,724			150,012			137,845
Total liabilities and equity	$2,023,471			$1,957,019			$1,795,395

Net interest-earning assets	$326,865			$306,335			$330,083
Net interest income/interest rate spread		$11,754	1.67%		$11,667	1.80%		$13,155	2.58%
Net interest margin			2.44%			2.50%			3.08%
Average interest-earning assets
to average interest-bearing liabilities	120.43%			119.69%			123.95%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2023	2023	2023	2023	2022	2023	2022
Earnings and Dividends
Net interest income	$11,754	$11,667	$11,486	$12,733	$13,155	$47,640	$48,790
Provision for credit losses	$875	$1,193	$12	$237	$637	$2,317	$787
Noninterest income	$1,033	$1,301	$978	$719	$651	$4,031	$3,210
Noninterest expense	$6,745	$6,760	$7,173	$7,691	$7,273	$28,369	$28,621
Net income	$4,235	$4,031	$4,223	$4,448	$4,671	$16,937	$18,164
Basic earnings per common share	$0.66	$0.63	$0.66	$0.69	$0.73	$2.64	$2.84
Diluted earnings per common share	$0.65	$0.62	$0.66	$0.68	$0.72	$2.63	$2.78
Dividends declared per share	$0.06	$0.06	$0.06	$0.05	$0.05	$0.23	$0.18

Performance Ratios (annualized)
Return on average assets	0.84%	0.82%	0.88%	0.98%	1.04%	0.88%	1.11%
Return on average equity	11.02%	10.75%	11.60%	12.55%	13.55%	11.46%	13.69%
Average yield on interest-earning assets	6.16%	6.04%	5.76%	5.56%	5.12%	5.89%	4.37%
Average rate paid on interest-bearing liabilities	4.49%	4.24%	3.89%	3.24%	2.54%	3.99%	1.55%
Average interest rate spread	1.67%	1.80%	1.87%	2.32%	2.58%	1.90%	2.82%
Net interest margin, fully taxable equivalent	2.44%	2.50%	2.52%	2.93%	3.08%	2.59%	3.15%
Efficiency ratio	52.75%	52.13%	57.55%	57.17%	52.68%	54.90%	55.04%
Noninterest expense to average assets	1.33%	1.38%	1.50%	1.69%	1.62%	1.47%	1.76%

Capital
Tier 1 capital leverage ratio (1)	9.76%	9.83%	9.82%	10.02%	9.89%	9.76%	9.89%
Total risk-based capital ratio (1)	13.30%	13.36%	13.24%	12.93%	12.74%	13.30%	12.74%
Tier 1 risk-based capital ratio (1)	12.17%	12.22%	12.15%	11.84%	11.65%	12.17%	11.65%
Common equity tier 1 capital to risk weighted assets (1)	12.17%	12.22%	12.15%	11.84%	11.65%	12.17%	11.65%
Equity to total assets at end of period	7.55%	7.59%	7.51%	7.43%	7.65%	7.55%	7.65%
Book value per common share	$23.74	$23.10	$22.49	$21.88	$21.43	$23.74	$21.43
Tangible book value per common share (2)	$23.74	$23.10	$22.49	$21.88	$21.43	$23.74	$21.43
Period-end market value per common share	$19.50	$16.75	$15.00	$19.50	$21.18	$19.50	$21.18
Period-end common shares outstanding	6,545,560	6,549,609	6,550,950	6,549,991	6,496,824	6,545,560	6,496,824
Average basic common shares outstanding	6,433,568	6,429,198	6,418,305	6,402,856	6,363,552	6,421,088	6,397,053
Average diluted common shares outstanding	6,469,862	6,456,575	6,433,623	6,542,698	6,491,820	6,447,447	6,535,160

Asset Quality
Nonperforming loans	$5,722	$4,594	$799	$718	$761	$5,722	$761
Nonperforming loans to total loans	0.33%	0.27%	0.05%	0.04%	0.05%	0.33%	0.05%
Nonperforming assets to total assets	0.28%	0.23%	0.04%	0.04%	0.04%	0.28%	0.04%
Allowance for credit losses on loans and leases to total loans and leases	0.99%	1.02%	0.97%	0.98%	1.01%	0.99%	1.01%
Allowance for credit losses on loans and leases to nonperforming loans and leases	294.74%	370.74%	1997.50%	2216.57%	2110.64%	294.74%	2110.64%
Net charge-offs (recoveries)	$623	$126	$(108)	$5	$262	$646	$233
Annualized net charge-offs (recoveries) to average loans	0.15%	0.03%	(0.03%)	0.00%	0.07%	0.04%	0.02%

Average Balances
Loans	$1,699,323	$1,657,303	$1,642,961	$1,603,237	$1,537,941	$1,650,987	$1,394,838
Assets	$2,023,471	$1,957,019	$1,909,354	$1,824,343	$1,795,395	$1,929,169	$1,629,191
Stockholders' equity	$153,724	$150,012	$145,569	$141,792	$137,845	$147,812	$132,642

(1)	Regulatory capital ratios of CFBank
(2)	There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) Tangible book value per common share,  (2) PPNR, (3) PPNR return on average assets and (4) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) book value per common share  (2) net earnings (3) return on average assets and (4) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Year ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income	$4,235	$4,031	$4,671	$16,937	$18,164
Add: Provision for credit losses	875	1,193	637	2,317	787
Add: Income tax expense	932	984	1,225	4,048	4,428
Pre-provision, pre-tax net revenue	$6,042	$6,208	$6,533	$23,302	$23,379

Average Assets	$2,023,471	$1,957,019	$1,795,395	$1,929,169	$1,629,191
Average Stockholders' Equity	$153,724	$150,012	$137,845	$147,812	$132,642

Return on average assets (1)	0.84%	0.82%	1.04%	0.88%	1.11%
PPNR return on average assets (2)	1.19%	1.27%	1.46%	1.21%	1.44%

Return on average equity (3)	11.02%	10.75%	13.55%	11.46%	13.69%
PPNR return on average equity (4)	15.72%	16.55%	18.96%	15.76%	17.63%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity